Exhibit 12(a)

                             XEROX CREDIT CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (In Millions)

                          Nine Months Ended
                            September 30,    Year Ended December 31,

                            2001   2000    2000  1999  1998  1997  1996

Income before income taxes $  78   $104  $  142 $ 180 $ 137 $ 123 $ 123
                           --------------------------------------------
Fixed Charges:
   Interest expense
     Xerox debt               13     14      13    32    23     3     5
     Other debt              216    197     274   211   217   214   199
                           --------------------------------------------
       Total fixed charges   229    211     287   243   240   217   204
                           --------------------------------------------
Earnings available for
  fixed charges            $ 307  $ 315   $ 429 $ 423 $ 377 $ 340 $ 327
                           ============================================
Ratio of earnings to
  fixed charges (1)         1.34   1.50    1.50  1.74  1.57  1.57  1.60


(1) The ratio of earnings to fixed charges has been computed by dividing total earnings available for fixed charges by total fixed charges.
1